Exhibit 10(n)

Notice of Grant of Award		Commerce Bancshares, Inc.
and Award Agreement		ID: 43-0889454
for Executive Officers		1000 Walnut Street
Kansas City, MO 64106

<Employee>		Award Number: <number>	<number>
<Street Address>
<City, ST Zipcode> United States	United States

Effective <date> (the "Grant Date"), under the Commerce Bancshares, Inc. (the “Company”) 2005 Equity Incentive Plan (the “Plan”), you (the “Grantee”) have been granted an award of <#> Shares of Restricted Stock of Company $5.00 par value Common Stock (“Common Stock”). The terms and conditions of this award are discussed below.

The current total value of the award is: <$###>

Subject to the other terms of this Agreement, the award shall become fully vested and all restrictions shall lapse according to the date(s) shown below:

Shares	Full Vest
<nbr>	<date>

ADDITIONAL TERMS AND CONDITIONS

1. Definitions. Capitalized terms used in this Agreement but not defined herein shall have the meaning set forth in the Plan.

2. Sale or Transfer Restrictions. Except as set forth in Paragraph 8 and Paragraph 13, the Shares of Restricted Stock shall be owned by the Grantee without the rights of sale or transfer and subject to forfeiture as provided in Paragraph 3 until the date shown above when such restrictions shall lapse.

3. Forfeiture.

a.
Service Requirement. Except as provided in Paragraph 8, Paragraph 12, and Paragraph 13, in the event the Grantee's continuous employment with the Company or any of its Subsidiaries terminates prior to the full vesting date, the Shares of Restricted Stock will be forfeited by the Grantee and become the property of the Company. The Compensation and Human Resources Committee of the Board of Directors of the Company (the “Committee”) shall determine the effect of an approved leave of absence and all questions related to "continuous employment" hereunder.

b.
Performance Requirement. Except as provided in Paragraph 8 and Paragraph 13, in the event the Company does not have positive, cumulative net income for the period beginning on 1/1/20<##> and ending on the December 31 immediately preceding the applicable full vesting date, then the shares that would otherwise be vested on the full vesting date will be forfeited by the Grantee and become the property of the Company.

4. Non‑Solicitation Agreement. As a condition precedent to and in consideration of this award Grantee agrees to the following non‑solicitation provision. For purposes of this provision, the term “Company” includes the Company and all of Company's direct and indirect subsidiaries and affiliates.

a.
Acknowledgments. Grantee acknowledges that the Company's relationships with its respective customers, clients, employees, and other business associations are among the Company's most important assets, and that developing, maintaining and continuing these relationships is one of the Company's highest priorities. Grantee further understands that Grantee will be relied upon to develop and maintain the goodwill of these relationships on behalf of Company throughout the course of the employment relationship.

b.
Non‑Solicitation of Employees. Grantee agrees that during the term of employment, and for a period of twelve (12) months following termination of employment, Grantee will not nor will Grantee assist others to recruit, solicit, or induce, or attempt to induce, any employees of Company to terminate their employment or otherwise cease a relationship with Company.

c.
Non‑Solicitation of Customers. Grantee agrees that during the term of employment and for a period of twelve (12) months following termination of employment, Grantee will not solicit, divert or take away, or attempt or assist others to divert, solicit or take away, either directly or indirectly the business or patronage of any of the clients, customers or account holders of Company as of the date of the termination of employment (i) to which Grantee was assigned at any time during the course of employment at Company; (ii) that Grantee called on or solicited during the course of employment at Company; or (iii) that Grantee serviced or assisted others in servicing during the course of employment at Company. The phrase “assisted others in servicing” shall include directing the servicing or solicitation and/or participation in management decisions relating to the client, customer or account.

d.
Legal and Equitable Relief. The restrictions contained in this Paragraph 4 are necessary for the protection of the legitimate business interests and goodwill of Company, and are considered by the Grantee to be reasonable for such purposes. The Grantee agrees that any breach of this Paragraph 4 will cause Company substantial and irrevocable damage. In the event of any such breach, in addition to such other remedies that may be available, including the recovery of damages from Grantee, Company shall have the right to injunctive relief to restrain or enjoin any actual or threatened breach of the provisions of this Paragraph 4.

e.
Severability. The terms and provisions of this Paragraph 4 are severable in whole or in part, and if, notwithstanding the judicial modification provision below, any term or provision of this Agreement should be deemed invalid, illegal or unenforceable, the remaining terms and provisions shall remain in full force and effect.

f.
Judicial Modification. Company and Grantee have attempted to limit Grantee's activity only to the extent permitted by applicable law and necessary to protect Company from unfair competition. If a Court of competent jurisdiction determines the restrictions contained in this Paragraph 4 and its subparts are too long in duration or too broad in scope to be reasonable and enforceable, then the parties irrevocably request the Court to amend such provision only so much as shall be necessary for the restrictions contained herein to be enforceable.

g.	Change in Control. In the event there shall be a Change in Control of the Company , the provisions of this Paragraph 4 shall become null and void.

h.
Disclosure of Agreement. In the event that Grantee shall seek or obtain employment with any other person, firm or entity, Grantee acknowledges and consents that this Agreement may be disclosed by Company, without risk of liability, to such current or prospective employer of Grantee.

i.
Survival. The obligations contained in this Agreement survive the termination, for any reason whatsoever, of Grantee's employment with Company; provided, however the provisions contained in paragraph 4c (Non‑Solicitation of Customers) shall not apply in the event Grantee's employment terminates by reason of the elimination of Grantee's position with Company.

5. Prohibition of Certain Securities Transactions. As a further condition upon Grantee's acceptance of the award described in this Agreement, Grantee agrees to refrain from short selling of Company securities, and agrees to refrain from trading in any derivatives of Company securities for hedging purposes or otherwise, including, but not limited to, trading in put or call options or similar types of transactions related to Company securities.

6. Shares of Record. The Company will cause the number of awarded shares to be recorded in book entry format in the name of the Grantee on the shareholder records of the Company. No certificate or certificates evidencing the Shares of Restricted Stock will be issued in the name of the Grantee until such time as the restrictions shall lapse. By execution of this agreement and the acceptance of the Shares of Restricted Stock, Grantee authorizes the Company to cause the cancellation of the Shares of Restricted Stock in the event of forfeiture. If requested by Company, the Grantee will deliver to the Company a stock power, executed in blank, covering the Shares of Restricted Stock. When the prohibited sale and transfer restrictions lapse under Paragraph 2, with respect to the Shares of Restricted Stock, provided the Shares of Restricted Stock have not been forfeited under Paragraph 3, the Company shall deliver to the Grantee a stock certificate for the Shares of Restricted Stock.

7. Voting and Other Rights of Shares of Restricted Stock. Upon the book entry in the records of the Registrar representing the Shares of Restricted Stock, the Grantee shall have all of the rights of a stockholder of the Company, including the right to receive dividends (excluding stock dividends during the restriction period) and to vote the Shares of Restricted Stock until such shares may have been forfeited to the Company as provided in Paragraph 3.

8. Acceleration of Release of Restrictions. In the event the Grantee's employment shall be terminated by reason of death or disability (as defined in the Plan), the forfeiture and prohibited sale and transfer restrictions of the Shares of Restricted Stock shall immediately lapse as to that part of an Award which equals the portion of the Restriction Period, measured in full and partial months, completed before the date of death or disability of the Grantee. In such case, Grantee shall forfeit the remainder of the Award in accordance with Paragraph 3.

9. Taxes. The Grantee will be solely responsible for any federal, state, local or payroll taxes imposed in connection with the granting of the Shares of Restricted Stock or the delivery of the shares pursuant thereto, and the Grantee authorizes the Company or any Subsidiary to make any withholding for taxes which the Company or any Subsidiary deems necessary or proper in connection therewith.

The Grantee may satisfy the withholding requirements by electing to have the Company withhold shares having a value equal to the amount required to be withheld with such value based on the last sale price of the Common Stock reported by NASDAQ on the date the amount of tax to be withheld is to be determined.

10. Beneficiary. The Grantee may designate a beneficiary or beneficiaries and may change such designation from time to time by filing a written designation thereof with the Secretary of the Company. No such designation shall be effective unless received prior to the death of the Grantee. In the absence of such designation or if the beneficiary so designated shall not survive the Grantee, the certificate or certificates shall be delivered to the estate of the Grantee.

11. Changes in Circumstances. It is expressly understood and agreed that the Grantee assumes all risks incident to any change hereafter in the applicable laws or regulations or incident to any change in the market value of the Shares of Restricted Stock after the date hereof.

12. Retirement. If the Grantee retires prior to the full vesting date, and if such retirement constitutes Retirement as defined in the Plan, and if the Grantee complies with the “Covenant Not to Compete” set forth in this Paragraph 12, and if the performance requirement set forth in Paragraph 3(b) is satisfied, then on the full vesting date, Grantee will become fully vested in that part of an Award which equals the portion of the Restriction Period (measured in full and partial months) completed before the date of Retirement. In such case, the Grantee shall forfeit the remainder of the Award in accordance with Paragraph 3 at the time of the Retirement. The sale or transfer restrictions shall continue to apply until the full vesting date. If the Grantee does not comply with the Covenant Not to Compete (discussed below) the portion of the Award which may vest upon the full vesting date shall be forfeited, and the Company shall have no other remedy arising out of such failure to comply. If the performance requirement set forth in Paragraph 3(b) is not satisfied, the portion of the Award which may vest upon the full vesting date shall be forfeited.

Should the Grantee die or become disabled (as defined in the Plan) after the date of Grantee's Retirement but prior to the full vesting date, Grantee will immediately vest in the portion that Grantee would otherwise receive under this Paragraph 12.

“Covenant Not to Compete.” Grantee agrees that for the period beginning on the date of Grantee's Retirement and ending on the full vesting date, Grantee will not directly or indirectly compete with the Company or a Subsidiary, become employed as an agent, consultant, employee, officer, or director of (i) a commercial bank, savings and loan association, savings bank, trust company, investment banking firm, stock brokerage company, financial services company, or insurance company with an office located within thirty‑five (35) miles of any facility of the Company or a Subsidiary of the Company located in the Standard Metropolitan Statistical Area in which the Grantee's office was located at the time of the Retirement (the “Defined Area”), or (ii) a bank holding company (as defined in the Bank Holding Company Act, 12 U.S.C. Section 1841) or other company which is in the business of lending money which has an office, or a subsidiary with an office, located in the Defined Area.

13. Change in Control. In the event there shall be a Change in Control, the forfeiture and prohibited sale and transfer restrictions shall immediately lapse as to Shares of Restricted Stock that were not forfeited prior to the occurrence of the Change in Control.

14. Committee Authority. Any questions concerning the interpretation of this Agreement or the Plan, and any controversy which arises under this Agreement or the Plan shall be settled by the Committee in its sole discretion. All determinations and decisions of the Committee shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

15. Plan Controls. The terms of this Agreement are governed by the terms of the Plan and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

16. Notice. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date which it was personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Company or Grantee may change, at any time and from time to time, by written notice to the other, the address previously specified for receiving notices. Until changed in accordance herewith, the Company and the Grantee specify their respective addresses as shown above.

17. Information Confidential. As partial consideration for the granting of this Shares of Restricted Stock Award, the Grantee agrees that the Grantee will keep confidential all information and knowledge that Grantee has relating to the manner and amount of Grantee's participation in the Plan, provided, however, that such information may be disclosed as required by law and may be given in confidence to the Grantee's spouse, tax and financial advisors, or to a financial institution to the extent that such information is necessary to secure a loan.

By your signature and the Company's signature below, you and the Company agree that this Award is granted under and governed by the terms and conditions of the Plan as amended and the Award Agreement.

Commerce Bancshares, Inc.		<date>
By		Date

<date>
	Grantee: <Employee>	Date

4